Corrected Transcript

CORPORATE PARTICIPANTS

Marcus Rogier

Treasurer & Investor Relations Officer, Worthington Industries, Inc.

Joseph B. Hayek

Vice President & Chief Financial Officer, Worthington Industries, Inc.

B. Andrew Rose

President & Chief Executive Officer, Worthington Industries, Inc.

OTHER PARTICIPANTS

Seth Rosenfeld

Analyst, Exane SA (United Kingdom)

Philip Gibbs

Analyst, KeyBanc Capital Markets, Inc.

John Charles Tumazos

Analyst, John Tumazos Very Independent Research LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to the Worthington Industries Second Quarter Fiscal 2021 Earnings Conference Call. All participants will be able to listen only until the question-and-answer session of the call. This conference is being recorded at the request of the Worthington Industries. If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier Treasurer & Investor Relations Officer, Worthington Industries, Inc.

Thank you, Amy. Good afternoon, everyone, and welcome to Worthington Industries second quarter fiscal 2021 earnings call. On our call this afternoon, we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial Officer.

Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release earlier this morning. Please refer to it for more detail on those factors that could cause actual results to differ materially. Today's call is being recorded and a replay will be made available later on our Worthington Industries website.

At this point, I will turn the call over to Joe for a review of the financials.

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Corrected Transcript

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.

Thanks, Marcus, and good afternoon, everyone. In Q2 we reported a loss of $1.40 per share versus earnings of $0.93 in the prior year quarter. There were two unique items in the quarter to call out, as follows. We recognized a pre-tax loss of $149 million or $2.18 per share on our investment in Nikola Corporation during the quarter. This loss consisted of two components. First, we had an unrealized loss of $144 million related to our 7 million shares of Nikola, as the stock fell from $40.81 at the beginning of the quarter to $20.41 at quarter end. As we mentioned on our Q1 call, these shares will be subject to future mark-to-market revaluations for as long as we own the stock. Second, we recorded $5 million in expenses related to the Nikola profit sharing and bonus expenses that we mentioned last quarter.

In the quarter, we also incurred restructuring and impairment charges of $11 million or $0.17 per share primarily related to the divestiture of our North American cryogenic assets, which we announced during the quarter as well as an impairment to our oil and gas assets due to the prolonged downturn in that market.

Finally, the prior year quarter benefited by $0.33 per share related to a pre-tax gain of $23 million we recorded in equity earnings when WAVE completed the sale of its international operations. Adjusting for these unique items, we generated a second quarter record $0.95 per share compared to $0.60 last year. Consolidated net sales in the quarter of $731 million decreased 12% from the prior year due to lower average selling prices in Steel Processing combined with lower volumes in the oil and gas business in Pressure Cylinders and our exit in Q2 last year from the engineered cabs business.

Our reported gross profit for the quarter increased by $15 million from Q2 last year to $135 million and gross margin increased from 14.6% to 18.5% in Q2 of this year. Adjusted EBITDA was $95 million in Q2 of 2021, up from $76 million in the prior year quarter. Now trailing 12-month adjusted EBITDA is now $317 million.

In Q2 we saw continued strength in many of our end markets, and our teams executed exceptionally well, continuing to deliver value to our customers while navigating in a fluid and challenging environment.

Turning to the businesses. In Steel Processing, net sales of $469 million were down 9% from Q2 of 2020 due primarily to lower average selling prices. Total shipped tons were up 2% from last year's second quarter due to an increase in total tons as a result of our consolidation of the Worthington Samuel Coil Processing JV earlier this calendar year. Direct tons were flat year-over-year and made up 48% of mix compared to 49% of mix in the prior year quarter.

The market for steel in the US has tightened significantly and our teams have been doing a great job managing our supply chains to meet the needs of our customers. We continue to see solid automotive and construction demand, and we're beginning to see improvements in demand related to agriculture end markets. Operating income for Steel Processing of $38 million in the quarter was up $21 million from last year and operating margin more than doubled from 3.3% to 8%. The large year-over-year increase was primarily driven by favorable conversion costs, arbitrage gains that we were able to take advantage of given the rise in steel prices and negligible estimated inventory holding gains in the current quarter compared to losses of $7 million or $0.09 per share last year. Based on current steel prices, we expect to have inventory holding gains in Q3 of this year.

In our Pressure Cylinders business, net sales were $262 million, down 10% from the prior year quarter as sales in the oil and gas business remained muted due to the downturn in that industry. Our team in Cylinders continue to perform at a very high level and demand for our consumer-facing products remains solid. Consumer volumes

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

were down year-over-year due to production limitations as a result of staffing shortages at a few of our facilities, which limited our production.

Consumer business also had a very tough comp to last year. Volumes in our industrial products business increased year-over-year. We continue to see softness in demand in Europe. So that our  Cylinders' operating income excluding the impairment restructuring charges mentioned earlier was $14 million, down $1 million from the prior year quarter and operating margins were essentially flat.

The decline was primarily due to the downturn in the oil and gas business, partially offset by improvements in the industrial business. With respect to our JVs, equity income during the current quarter was $26 million, compared to $47 million last year, which included a $23 million gain related to the sale of WAVE's international operations. WAVE's results were down slightly year-over-year as the slow recovery in commercial construction continues. Excluding WAVE's prior gain on the sale, equity income was up slightly over the prior year quarter. During the quarter, we did receive $30 million in dividends from our unconsolidated JVs.

Turning to the cash flow statement and the balance sheet, cash flow from operations was $107 million in the quarter and free cash flow was $91 million. During the quarter, we received $22 million in proceeds from asset sales, primarily related to the divestiture of our cryogenics assets. We invested $16 million in capital projects, paid $13 million in dividends and spent $39 million to repurchase 860,000 shares of our stock at an average price $45.

Looking at our balance sheet and our liquidity position, funded debt at quarter end of $707 million was flat sequentially and interest expense of $7 million was in line with the prior year quarter. We ended Q2 with $713 million in cash. Earlier today, the board declared a $0.25 per share dividend for the quarter, which is payable in March 2021.

At this point, I will turn it over to Andy.

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.

Thank you, Joe. Good afternoon, everyone. Our fiscal second quarter was a record performance despite a few unique operating challenges. Steel prices have been rising rapidly and supply has been very tight as demand continues to recover. We are grateful to our mill partners who are working hard to ensure that we receive steel in a timely manner so that our steel processing business can meet customer delivery schedules.

In Pressure Cylinders, we are facing labor shortages in several regions and a strong demand coupled with COVID quarantines and hiring challenges are limiting production. Despite these obstacles, our employees continue to go above and beyond to meet customer expectations while working safely and efficiently. Excluding the large unrealized mark-to-market loss from our Nikola stake, the core business delivered solid EBITDA and free cash flow for the quarter. We have a sizable cash balance that will allow us to take advantage of market dislocations where it makes sense. History has shown us that financial flexibility is key during times like these where opportunities arise and speed of execution matters.

We intend to continue our balanced approach to capital allocation in 2021 and this will likely include capacity expansion for high return businesses, M&A and opportunistic share repurchases. Our business is holding its own. With an effective vaccine rollout underway, we are optimistic that a normal marketplace is on the horizon, hopefully by the second half of 2021. Though the next several months will likely remain challenging from an operating standpoint, our leaders are executing solid business strategies that leverage our value drivers of transformation, innovation and M&A. Worthington is very well positioned to come out of this pandemic stronger

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

than when we entered, further separating ourselves from our competitors. A big thank you to all the Worthington family for making it happen every day. One final note, Worthington Industries is a great place to work because of its people and culture rooted in our philosophy. Our philosophy is a set of principles with the primary goal of making money for our shareholders but doing it by practicing the golden rule of treating others the way we would like to be treated. January 3 marks a historic day for us as one of the great disciples of our philosophy is retiring after 49 years with the company.

Virgil Winland started his career with us as a welder in 1971 in Columbus, Ohio. He led our Cylinders' business for several years and will retire as senior vice president of manufacturing. He accomplished a lot in his business endeavors but I consider his biggest impact to be on our people. He has taught all of us lessons about how to be good in business but more importantly how to be better people in the process.

He taught us how to step on someone's shoes but not mess up their shine. And to hire the right people, provide an environment where they can be successful and hold them accountable.

And finally, he taught us the importance of bridging the past, the present, and the future as we transform our business and prepare for success in the next 65 years. Virgil, you are truly one of the great leaders. Thank you for a lifetime of contributions. We'll now take any questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question today comes from the line of Seth Rosenfeld with Exane BNP. Please proceed with your question.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Good afternoon. Congrats on a good set of results and thanks for taking our questions today.

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Thanks, Seth.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

If I can kickoff, please, just to follow up with a couple of comments you made in your prepared remarks. Within steel processing first of all, can you confirm, I think I might have misheard you, can you confirm the scale of inventory holding gains this last quarter and perhaps on a relative basis the scale of gains you would expect in the following Q3? And then you also mentioned  an arbitrage opportunity in steel processing. Can you give us a little bit more color on both what that was and the scale please?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Sure so a handful of questions in there, Seth. We had $200,000 of inventory holding gains in the quarter. So essentially zero. We expect those will be significantly higher in Q3, I won't put a number on it, but if you go back

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

and look through the way that steel prices have trended, we do expect to have significant gains in Q3 in that regard. And with respect to the arbitrage gains, that is really our intel and ability to  lean in and take advantage of what was really a truly historic run up in steel prices and so that group was able to generate a pretty significant leverage and operating margins for the steel business in Q2.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Okay. Would you expect the arbitrage benefit to continue going forward or should we think about some trade-off arbitrage benefit a bit lower, inventory holding gains bigger in Q3?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Well, it's fair. And just to quantify that arbitrage gain, after tax it was about $5 million in Q2. And so certainly have inventory holding gains in Q3. The quarter is 17 days old and so hard to predict anything on the arbitrage front just yet.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Okay. Very clear. And then a more general question please on just the market environment. You touched on earlier how tight the market is. We've all seen steel prices go vertically higher in recent weeks. To what extent are you facing any pushback from your customers on the ability to pass on higher prices? And on the supply side, obviously, a lot of this has been supply led rather than just demand led. Are you seeing any signs of the supply tightness beginning to weaken or when you think about the market going forward, how concerned are you about a crack on the horizon?

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

Yeah. So, obviously, customers don't like higher prices. But the way we run our business, Seth, I think you know this is when we sell to a customer, it's typically based on index plus a dollar spread. So the contracts really specifically reset automatically based on what the prices do. Obviously, the spot market is a little bit different. I think the spot market for us is anywhere around plus or minus 30% at any given time. But if customers need steel, they obviously have to pay the spot prices. I mean, that's just the way the market works.

With respect to pricing, prices have run up pretty substantially, and I think there is still upward pressure there, certainly feels like it for January pricing right now. But obviously, when we get close to $1,000 a ton for hot rolled, people start to get nervous. It doesn't get up there very often. So, I think while we haven't seen any cracks in the price at this point, we're starting to wonder when that might occur. So tight market right now.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Very clear. Great, thank you very much.

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Thank you.

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

Operator: Your next question comes from the line of Phil Gibbs with KeyBanc. Please proceed with your question.

Philip Gibbs Analyst, KeyBanc Capital Markets, Inc.	Q

Hey, good afternoon.

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Hey, Phil.

Philip Gibbs Analyst, KeyBanc Capital Markets, Inc.	Q

The question is just on the steel inflation. Obviously hot rolled spot has doubled. There's clear anticipation I think in the curve that it comes down as supply comes back online. I think that seems to be pretty well understood. But the next few weeks to months, how does this inflation or spike impact the margins in the steel consuming businesses that you own? And I think you mentioned the challenge in the consumer product line just because of the lack of steel availability, so – and labor. So, just curious in terms of, firstly, the potential impacts just to the spreads in the non-steel businesses in the short run and then when you can get back to trend in consumer cylinders?

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

Yeah. A lot of questions there, Phil. What I would say on the Cylinders side of – every business is a little bit different in terms of how it reacts to rising steel prices. In Cylinders historically, there has been a lag between when steel prices rise and when that flows through. I will tell you that we have become a lot more sophisticated over the last four or five years with respect to hedging our steel purchases for that business. So I would anticipate that the impact is a lot less than it has been historically there. When we go to market, we're locking in some of those margins with hedges. So WAVE is a different business in and of itself as well. WAVE tends to do well in these environments because they're able to get price increases, and typically they get those price increases ahead of when the steel cost inflation hits because they have steel on order for a number of months.

So I would expect, for WAVE, there would likely be some margin enhancement over the next couple of quarters. For Cylinders, there may be a little bit of degradation, but I don't anticipate it'll be as much as it has been historically. And then in the Steel business, you know we price based on a dollar spread for the most part. And so while the dollar contribution shouldn't change significantly with respect to the money that we're making, although there will be FIFO gains, so it'll appear like that to some degree. Overall, the margin percentage will go down because steel prices have risen.

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Hey, Phil, just to finish off Andy's thought there. Embedded in your question was related to kind of workforce that both Andy and I mentioned, we have been challenged and that is not at all unique to us. Everybody across the country has been challenged with COVID and cases and quarantines and people being nervous and all those things. And so our plants and our people are doing a terrific job of keeping each other safe and looking out for each other. But again, these things happen and the protocol from the CDC is what it is. And so we could have sold more in the consumer business certainly and in some of our other businesses if we had been able to produce

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

it. And so as we have more and more available labor, we've ramped up hiring and we obviously get people back after the end of their quarantine assuming that they're healthy, and so we expect that that will kind of get better a little bit as we go, but certainly over the next few months should be back to  full strength in terms of people, at least.

Philip Gibbs Analyst, KeyBanc Capital Markets, Inc.	Q

Thanks. Thanks for handling my multipart question. I was trying to keep up with Seth. Second question here. CapEx was light in Q1, at least relative to the recent history. What should we anticipate for a budget this year?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

I think if you look at Q1 being pretty heavy and Q2 being pretty light, you could probably average those and double it for the second quarter in terms of spending what we spent in the second half – sorry, what was spent in the first half. As Andy mentioned earlier, we've got some what we think are really attractive growth CapEx projects that are coming up, and so we're pretty excited about those. But as you might expect that will cost us some money.

Philip Gibbs Analyst, KeyBanc Capital Markets, Inc.	Q

Thank you.

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Thank you.

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

The good news there, Phil, is we have a cash balance that exceeds $700 million right now, so we're in a good spot to take advantage of those CapEx projects as well as other capital allocation opportunities.

Philip Gibbs Analyst, KeyBanc Capital Markets, Inc.	Q

Thanks, Andy.

Operator: Your next question comes from line of John Tumazos with John Tumazos Independent. Please proceed with your question.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Thank you very much. Have you been able to get enough of each grade of steel, or have you had to turn down any customer orders because there's not enough steel around?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

John, the market is very, very tight and we are having conversations with our mill partners and our customers every single day trying to get everybody what they need and ultimately our mill partners are doing the same thing for us. And so without getting into specifics, let's just say, it's a very challenging time for everybody in this ecosystem and everybody is aware of where we are and just trying to level best to take care of customers whoever those customers might be and get through this as quickly as we can.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Can you give us any insight as to whether hot rolled or cold rolled or galvanized is tighter, whether it's easier to get steel for your processing in Indiana or Ohio versus Buffalo or somewhere else or anything like that?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

I think, I mean, the answer is it's not as easy to get steel as we like anywhere. There are certainly pockets where geography matters, but overall we're doing everything we can and we know our partners are doing the same. So we probably can't reliably give you any more specificity than that, John.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Four or five times over the years I've done a private placement or tried to help out a new company, I confess I haven't had one as good as your $2 million in Nikola. Is there a desire on your part or any rationale to lend them a few managers whenever they're in a busy phase, say, trying to get something done?

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

Yeah, John, we have been essentially a passive investor in Nikola since probably 2016. We helped start the company. We seeded it with capital and then maybe the best way to say it is we set them free. They went kind of their separate ways and started raising third party capital outside of us. And so we have not been involved operationally at all or financially beyond our original investment, so. In fact we got our $2 million investment paid back two or three years ago. So we really haven't even had capital at risk since then. We have a lot of respect for Mr. Russell, but he's a very capable guy and has built a nice team over there. And I think they're working feverishly to get their product to market.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Presumably you still own your 7 million shares the same as the lockup through November 30?

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

That's correct.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

With their GM thing having fallen away, presumably they need to raise the money through a public offering. Do you think that you'd be willing to, say, put 10% of your recent proceeds or $50 million into their next financing to help them along?

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.	A

Well, they don't need capital right now, John. They have $800 million or $900 million of cash on their balance sheet and their burn rate is far less than that. So now to the extent they do need to raise capital down the road, I don't think that's – we're not large private equity investors. This was a strategic investment for us around a product line that we were in and around at the time which was alt fuel systems . So that's typically the way we do investments. We don't invest in large public companies.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Thank you.

Operator: [Operator Instructions] Your next question comes from the line of John Tumazos with John Tumazos Independent. Please proceed with your question.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Is the increase in the minority interest deduction from net income because of the profitability of the Samuel JV, which has recently been acquired and expanded or TWB?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

Mostly, yes. You're correct, John. It is a reflection of the strength and improvement in our majority owned JVs, which include TWB, WSP and the Worthington Samuel Coil Processing venture as well as Spartan.

John Charles Tumazos Analyst, John Tumazos Very Independent Research LLC	Q

Thank you.

Operator: Your next question comes from the line of Seth Rosenfeld with Exane BNP. Please proceed with your question.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Thank you. Just one follow-up please. When we look at the two JVs, WAVE and ClarkDietrich that are most construction exposed, are you able to comment at all on current demand trends? I think last quarter you spoke about some of the headwinds for non-resi and offices things of that sort. Are you seeing any meaningful weakness across those two businesses?

Joseph B. Hayek Vice President & Chief Financial Officer, Worthington Industries, Inc.	A

So, I would not say a meaningful weakness, Seth, in any other way other than kind of a slow recovery from the trough in April, May. I think WAVES' volumes were down 5% quarter-over-quarter and their profitability was down

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Worthington Industries, Inc. (WOR) Q2 2021 Earnings Call	Corrected Transcript 17-Dec-2020

slightly. So we certainly see them continuing to recover with GDP and with construction but still below where they were at this time last year.

Seth Rosenfeld Analyst, Exane SA (United Kingdom)	Q

Okay. Thank you very much.

Operator: And at this time, there are no further questions in queue. I turn the call back over to the presenters for any closing remarks.

B. Andrew Rose President & Chief Executive Officer, Worthington Industries, Inc.

All right. Well, thanks everyone for joining us today. I hope that everyone listening has a safe and happy holiday season and get a chance to enjoy some quality time with your family. We look forward to speaking to you again after the new year. Thanks, everyone.

Operator: This concludes today's conference call. Thank you for your participation. You may now disconnect.

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